UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2012

Pizza Inn Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri                                                      0-12919                                           45-3189287
(State or other jurisdiction of incorporation) (Commission File Number) (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas                                                                           75056
(Address of principal executive offices)                                                                           (Zip Code)

Registrant’s telephone number, including area code (469) 384-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                 Entry into a Material Definitive Agreement

On August 28, 2012, Pizza Inn, Inc. and Pie Five Pizza Company, Inc. (the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with The F&M Bank & Trust Company (“F&M”) providing for a $2.0 million revolving credit facility (with a $500 thousand letter of credit subfacility), a $2.0 million fully funded term loan facility and a $6.0 million advancing term loan facility.  An origination fee of 0.5% of the total credit facilities was paid at closing.

Borrowers may borrow, repay and reborrow under the revolving credit facility through August 28, 2014, at which time all amounts outstanding under the revolving credit facility mature.  Availability under the revolving credit facility is limited by advance rates on eligible inventory and accounts receivable.  Per annum interest on indebtedness from time to time outstanding under the revolving credit facility is computed at the Wall Street Journal prime rate plus 1.00% and is payable monthly.  An unused commitment fee of 0.50% per annum is payable quarterly on the average unused portion of the revolving credit facility.

At closing, F&M funded a $2.0 million term loan to Borrowers payable in 48 equal monthly installments of principal plus accrued interest at a fixed rate of 4.574% per annum.  Amounts repaid under this fully funded term loan may not be reborrowed.

Through August 28, 2014, F&M has agreed to make up to $6.0 million in additional term loans to Borrowers.  Advances for such additional term loans are limited by a percentage of the costs of equipment, leasehold improvements and other opening costs for new Pie Five restaurant locations and may not be reborrowed after repayment.  Interest only is payable monthly on all additional term loan advances during an annual borrowing period.  At the end of each annual borrowing period, all additional term loan advances during such borrowing period become payable in 48 equal monthly installments of principal plus accrued interest.  Interest on each term loan accrues at the Wall Street Journal prime rate plus 1.00% or, at the Borrowers’ option, a fixed rate equal to the Bloomberg 4-year LIBOR swap rate plus 3.90%.

The obligations of the Borrowers under the Loan Agreement are guaranteed by the Borrowers’ parent corporation, Pizza Inn Holdings, Inc. (“Registrant”) and all direct and indirect subsidiaries of Registrant other than Borrowers.  As security for the credit facilities, the Borrowers and guarantors have pledged substantially all of their respective assets including, but not limited to, accounts receivable, inventory and equipment.  The Loan Agreement contains various affirmative covenants which, among other things, require the Borrowers to provide F&M with certain financial statements, compliance statements, reports and other information.  The Loan Agreement also contains various negative covenants which, among other things, require the Registrant to maintain certain financial ratios and restrict the ability of the Borrowers and guarantors to engage in certain activities.  If an event of default occurs under the Loan Agreement, F&M may terminate all commitments under the credit facilities and declare all unpaid principal, interest and other amounts owing under the credit facilities to be immediately due and payable.

The description of the credit facilities set forth above is qualified in its entirety by reference to the Loan Agreement filed as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.

Item 1.02                 Termination of a Material Definitive Agreement

On August 30, 2012, the Registrant terminated its Amended and Restated Loan Agreement with Amegy Bank National Association (“Amegy”) originally entered into on October 26, 2011.  Termination was effected by Registrant repaying all amounts owing to Amegy under the loan agreement in connection with the execution of and initial funding under the Borrowers’ new credit facilities with F&M.  (See, Item 1.01 above.)  Registrant did not incur any material penalties in connection with the termination of the loan agreement with Amegy.

Item 2.03                 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 is incorporated herein by this reference.

Item 9.01.                Financial Statements and Exhibits

(c) Exhibits.

10.1	Loan and Security Agreement among Pizza Inn, Inc., Pie Five Pizza Company, Inc. and The F&M Bank & Trust Company dated August 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn Holdings, Inc.

Date: August 30, 2012	By: /s/ Jerome L. Trojan, III
Jerome L. Trojan, III,
Chief Financial Officer